Exhibit 13(f)

EXHIBIT A

CLASS R SHARES

Name of Fund	Service/Account Maintenance Fee	Distribution Fee
BlackRock Advantage Global Fund, Inc.	0.25%	0.25%
BlackRock Advantage SMID Cap Fund, Inc.	0.25%	0.25%
BlackRock Bond Fund. Inc.
BlackRock Total Return Fund	0.25%	0.25%
BlackRock Capital Appreciation Fund, Inc.	0.25%	0.25%
BlackRock Equity Dividend Fund	0.25%	0.25%
BlackRock EuroFund	0.25%	0.25%
BlackRock Funds VII, Inc.
BlackRock Sustainable Emerging Markets Equity Fund	0.25%	0.25%
BlackRock Global Allocation Fund, Inc.	0.25%	0.25%
BlackRock Large Cap Focus Value Fund, Inc.	0.25%	0.25%
BlackRock Large Cap Series Funds, Inc.
BlackRock Advantage Large Cap Core Fund	0.25%	0.25%
BlackRock Advantage Large Cap Value Fund	0.25%	0.25%
BlackRock Mid-Cap Value Series, Inc.
BlackRock Mid-Cap Value Fund	0.25%	0.25%
BlackRock Series, Inc.
BlackRock International Fund	0.25%	0.25%
BlackRock Sustainable Balanced Fund, Inc.	0.25%	0.25%
BlackRock Unconstrained Equity Fund	0.25%	0.25%

Agreed to and accepted as of April 8, 2022.

EACH INVESTMENT COMPANY LISTED ABOVE ON BEHALF OF ITSELF AND ON BEHALF OF ITS FUNDS LISTED ABOVE

By:	/s/ John Perlowski
	Name:	John Perlowski
	Title:	President and Chief Executive Officer